Exhibit 99.1

U.S. Physical Therapy to List Shares on New York Stock Exchange

HOUSTON--(BUSINESS WIRE)--July 26, 2012--U.S. Physical Therapy, Inc. (NasdaqGS: USPH), a national operator of outpatient physical therapy clinics, announced today that, effective August 14, 2012, the Company is transferring the listing of its common stock to the New York Stock Exchange (“NYSE”) from the NASDAQ. U.S. Physical Therapy shares will continue to trade under the symbol “USPH.”

Larry McAfee, Executive Vice President and Chief Financial Officer, commented, “The listing of the Company’s shares on the New York Stock Exchange is another important milestone in the continued growth and development of U.S. Physical Therapy. We believe that listing USPH on the NYSE will increase the Company’s visibility within the healthcare sector and expand our shareholder base within the investment community, thereby creating additional value for our stockholders.”

Founded in 1990, U.S. Physical Therapy, Inc. operates 419 clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 15 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, 713-297-7000
Chief Financial Officer
or
Chris Reading, 713-297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, 646-536-7017
or
Amy Glynn, 646-536-7023